Exhibit 5.2

[PERKINS COIE LETTERHEAD]

March 3, 2023

MariaDB plc

699 Veterans Blvd

Redwood City, CA 94063

Re:	Registration Statement on Form S-1 Filed by MariaDB plc

Ladies and Gentlemen:

We have acted as U.S. securities counsel for MariaDB plc, a public limited company incorporated in Ireland (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 (“Registration Statement”) filed by the Company with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the prospectus which forms a part of the registration statement (the “Prospectus”), for the registration of: (a) the issuance by the Company of an aggregate of up to 16,351,314 ordinary shares, nominal value $0.01 per share, of the Company (“Ordinary Shares”), consisting of (i) up to 7,310,297 Ordinary Shares that are issuable upon the exercise of the Private Placement Warrants (as defined in the Prospectus), (ii) up to 8,840,458 Ordinary Shares that are issuable upon the exercise of the Public Warrants (as defined in the Prospectus), and (iii) up to 190,559 Ordinary Shares that are issuable upon exercise of the Kreos Warrants (as defined in the Prospectus); and (b) the resale by the selling holders named in the Registration Statement of an aggregate of (i) up to 56,414,951 Ordinary Shares, consisting of (A) up to 1,915,790 Ordinary Shares issued in the PIPE Investment (as defined in the Prospectus), (B) 45,369,976 Ordinary Shares issued to certain selling holders pursuant to the Merger Agreement (as defined in the Prospectus), (C) up to 1,818,888 Ordinary Shares issuable upon exercise of certain stock options, and (D) up to 7,310,297 Ordinary Shares issuable upon exercise of the Private Placement Warrants, and (ii) up to 7,310,297 Private Placement Warrants.

The Public Warrants and the Private Placement Warrants are governed by that certain Warrant Agreement, dated as of May 18, 2021 between Angel Pond Holdings Corporation (“APHC”) and Continental Stock Transfer & Trust Company, as warrant agent (“Continental”), as amended by the Warrant Amendment Agreement, dated as of December 16, 2022, by and among APHC, Continental, and Computershare Inc. and its affiliate Computershare Trust Company, N.A. (collectively, Computershare”), which was assigned to and assumed by the Company by operation of the relevant merger laws pursuant to the Irish Domestication Merger (as defined in the Prospectus) and acknowledged (including such agreement’s continuation) by the Company, APHC and Computershare pursuant to the Post-Amendment Assignment and Assumption Agreement, dated as of December 16, 2022, by and among APHC, the Company and Computershare (as so amended and assigned and assumed, the “Amended Warrant Agreement”).

We have examined the Registration Statement, the Prospectus, the Amended Warrant Agreement, and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties, and opinions contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, we are of the opinion that the Private Placement Warrants registered for resale by certain selling holders named in the Prospectus constitute legal, valid and binding obligations of the Company under the laws of the State of New York, enforceable against it in accordance with the terms of the Private Placement Warrants.

The opinion expressed herein is subject to bankruptcy, insolvency, moratorium and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

For purposes of the opinion expressed herein, we have examined the laws of the State of New York and our opinion is limited to such laws. We have not reviewed, nor are our opinions in any way predicated on an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, and to the reference to our firm in the Prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP